REVOLVING CREDIT AGREEMENT

AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of December, 2007, by and among COMVEST INVESTMENT PARTNERS III, L.P., a Delaware limited partnership (the “Lender”), TECHNICAL CAREER INSTITUTES, INC., a New York corporation (“TCI”), and PENNSYLVANIA SCHOOL OF BUSINESS, INC., a Pennsylvania corporation (“PSB”) (TCI and PSB are sometimes hereinafter referred to singly and/or collectively as the “Borrower”).

WITNESSETH:

WHEREAS, TCI and PSB are engaged in the provision of adult career training and education on a for-profit basis (collectively, the “Business Operations”); and

WHEREAS, in order to provide funds for TCI’s and PSB’s working capital and other general corporate purposes, TCI and PSB have requested the Lender to extend to TCI and PSB a revolving credit facility on the terms and conditions of this Agreement; and

WHEREAS, the Lender is willing and able to provide such revolving credit facility to the Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I. DEFINITIONS

Section 1.01. Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Advances” shall mean the principal amounts loaned to the Borrower from time to time pursuant to Section 2.01 below.

“Affiliate” shall mean, with respect to any Person, any other Person in Control of, Controlled by, or under common Control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, without limitation, any officer or director of the first Person or any of its Affiliates

“Agreement” shall mean this Revolving Credit Agreement as it may from time to time be amended, modified and/or supplemented.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Approved Budget” shall have the meaning ascribed thereto in the Loan Agreement described in Section 4.04 below..

“Availability” shall mean the amount (if any) by which, at the time of determination, (a) the Revolving Credit Commitment exceeds (b) the outstanding principal amount of Advances.

“Borrowing Date” means the Business Day on which the Lender makes an Advance hereunder.

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, or (c) a day on which banking institutions in the State of Florida are authorized or required by law or executive order to close.

“Capitalized Lease” shall mean any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper issued by, or repurchase obligations for underlying securities of the types described in clause (a) entered into with any commercial bank having a short-term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) commercial paper with a rating of A-I or A-2 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve (12) months after the date of acquisition; (d) marketable direct obligations issued by any state in the United States or any agency or instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, have one of the two highest ratings generally obtainable from either Standard & Poor’s Corporation or Moody’s Investors Services, Inc.; (e) tax-exempt commercial paper of United States municipal, state or local governments rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Services, Inc. and maturing within twelve (12) months after the date of acquisition thereof; (f) any other items selected by the Borrower and approved by the Lender (which approval shall not be unreasonably withheld or delayed); or (g) any mutual fund or other pooled investment vehicle which invests principally in the foregoing obligations.

“Closing Date” shall mean the date on which the conditions precedent set forth in Article IV hereof are satisfied, and the initial Advance is funded to the Borrower.

“Closing Fee” shall mean the sum of $150,000, which shall be payable in accordance with Section 2.02(a) below.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Collateral” shall mean all collateral pledged by the Borrower and/or any of the Subsidiaries as security for the payment and performance of the Obligations, whether pursuant to the Harris Credit Agreement and/or related loan documents, the Security Agreement or any other Security Document.

“Commitment Expiration Date” shall mean the earlier of (a) December 31, 2008, or (b) any termination of the Revolving Credit Commitment in accordance with this Agreement.

“Confidential Information” shall mean information that the Borrower furnishes to the Lender pursuant to any Loan Document, but does not include any such information once such information has become, or if such information is, generally available to the public or available to the Lender from a source other than the Borrower which is not, to the Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Contract” shall mean any indenture, agreement (other than this Agreement), other contractual restriction, lease in which the Borrower or any Subsidiary is a lessor or lessee, license or instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Notes” shall mean the Secured Convertible Promissory Notes dated May 23, 2007 issued by EVCI to the Lender, Dr. Arol I. Buntzman, John J. McGrath, Joseph Alperin and Stephen Schwartz, respectively.

“Default” shall mean any of the events specified in Article VII hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disclosure Schedule” shall mean the disclosure schedule, dated the Closing Date, executed and delivered by the Borrower to the Lender, in which the schedule numbers correspond to the Section numbers of this Agreement.

“Dollars” or “$” shall mean United States Dollars, lawful currency for the payment of public and private debts.

“EVCI” shall mean EVCI Career Colleges Holding Corp., a Delaware corporation.

“Event of Default” shall mean any of the events specified in Article VII hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Existing Events of Default” shall mean those events of default set forth in Schedule 2 attached to the Forbearance Agreement.

“Exit Fee” shall mean the fee payable to the Lender pursuant to Section 2.02(b) below.

“Forbearance Agreement” shall mean the written forbearance under or written amendment of the Harris Credit Agreement and related loan documents, restructuring the terms thereof in a manner satisfactory to the Lender and EVCI.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied, unless the context otherwise requires, with respect to any financial terms contained herein, as then in effect with respect to the preparation of financial statements.

“Government Approval” shall mean an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, shall mean (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation by any means (including, without limitation, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guarantors” shall mean the collective reference to EVCI, Interboro Holding and Interboro.

“Guaranty Agreement” shall mean the Guaranty Agreement, to be dated as of the Closing Date, made by the Guarantors in favor of the Lender, as same may be amended, modified, supplemented and/or restated from time to time.

“Harris Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of September 16, 2005 (as heretofore amended) among EVCI, the guarantors thereunder, and Harris N.A., which has been assigned by Harris N.A. to the Lender or its Affiliate.

“Indebtedness” shall mean (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) any and all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any liability secured by any mortgage, pledge, lien or security interest on property owned or acquired, whether or not such liability shall have been assumed, (d) obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables and accrued obligations incurred in the ordinary course of business), (f) any obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, and (g) Guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Interboro” shall mean Interboro Institute, Inc., a New York corporation.

“Interboro Holding” shall mean Interboro Holding, Inc., a Delaware corporation.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated April 24, 2007 by and among the Lender or its Affiliate (as assignee of Harris N.A.), the Lender and the other Junior Creditors named therein.

“Investment”, as applied to the Borrower or any Subsidiary, shall mean: (a) any shares of capital stock, evidence of Indebtedness or other security issued by any other Person to the Borrower or any Subsidiary, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, other than credit terms extended to customers in the ordinary course of business, (c) any other investment by the Borrower or any Subsidiary in any assets or securities of any other Person, and (d) any commitment to make any Investment.

“Lien”, as applied to the property or assets (or the income or profits therefrom) of the Borrower or any Subsidiary, shall mean (in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (a) any mortgage, lien, pledge, hypothecation, attachment, assignment, deposit arrangement, encumbrance, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property (including, without limitation, stock of any Subsidiary) of the Borrower or any Subsidiary, or upon the income or profits therefrom; (b) any arrangement under which any property of the Borrower or any Subsidiary is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of Indebtedness or the performance of any other liability in priority to the payment of the general, unsecured creditors of the Borrower or any Subsidiary; (c) any Indebtedness or liability which remains unpaid after the same shall become due and payable and which, if unpaid, by law or otherwise is given any priority whatsoever over the general unsecured creditors of the Borrower or any Subsidiary; and (d) any agreement (other than this Agreement) or other arrangement which, directly or indirectly, prohibits the Borrower or any Subsidiary from creating or incurring any lien on any of its properties or assets or which conditions the ability to do so on the security, on a pro rata or other basis, of Indebtedness other than Indebtedness outstanding under this Agreement.

“Loan Documents” shall mean the collective reference to (a) this Agreement, the Revolving Credit Note, the Security Documents, and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by the Borrower and/or any of the Loan Parties from time to time pursuant hereto or thereto, and (b) any and all promissory notes or other evidences of Indebtedness owed by EVCI to the Lender on the date of this Agreement.

“Loan Parties” shall mean the collective reference to the Borrower and the Guarantors.

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which has or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of the Borrower or the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform any of its obligations under any of the Loan Documents, or (c) the validity or enforceability of, or the Lender’s rights and remedies under, any of the Loan Documents, other than due to the acts or omissions of the Lender or one of its Affiliates.

“Maturity Date” shall mean March 31, 2009.

“Obligations” shall mean the collective reference to all Indebtedness, interest, fees and other liabilities and obligations of every kind and description owed by the Borrower and/or any of the Loan Parties to the Lender from time to time under or pursuant to this Agreement, the Revolving Credit Note, the Security Documents and the other Loan Documents, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due.

“Organic Documents” shall mean the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited partnership agreement or other such document of any Person.

“Permitted Liens” shall mean those Liens expressly permitted pursuant to Section 6.02 below.

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“PSB” shall mean Pennsylvania School of Business, Inc., a Pennsylvania corporation.

“Restructuring” shall mean (a) the formation of a Delaware business trust (the “Trust”) for the purpose of holding all of the issued and outstanding capital stock and other equity securities of TCI and PSB, whose board of trustees shall at all times consist solely of the same individuals serving as the directors of EVCI (subject to any statutory requirement of a resident trustee), (b) the transfer by EVCI to the Trust of all of the issued and outstanding capital stock and other equity securities of TCI, and the transfer by Interboro Holding to the Trust of all of the issued and outstanding capital stock and other equity securities of PSB, such that EVCI shall be the sole beneficial owner of the Trust and shall have an undivided beneficial interest in the property of the Trust, including the equity securities of TCI and PSB, and (c) the assignment to and assumption by the Trust of (i) the Indebtedness and other obligations owed by EVCI under or pursuant to the Harris Credit Agreement, (ii) all Indebtedness and other obligations of EVCI to the Lender as of the date of the consummation of the Restructuring (exclusive of obligations under the loan agreement described in Section 4.04 below), such that the Trust shall be deemed to be the Borrower hereunder, and in connection with which each of TCI and PSB shall join in and become a party to the Guaranty Agreement, and (iii) the Convertible Notes.

“Revolving Credit Commitment” shall mean the Lender’s agreement to make Advances to the Borrower within the limitations set forth in Section 2.01 below.

“Revolving Credit Note” shall mean the promissory note of the Borrower issued to the Lender to represent the Advances and interest thereon, as described in Section 2.01(f) below.

“Sale” shall mean any transaction or series of related transactions (a) whereby a majority of the outstanding equity interests in TCI and/or PSB which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into Common Stock and Common Stock counted on a fully diluted basis) is sold, assigned or transferred, (b) whereby additional equity interests in TCI and/or PSB which ordinarily have voting power for the election of directors (calculated in accordance with clause (a) of this definition) are issued, which equity interests constitute a majority of the outstanding equity interests in TCI and/or PSB which ordinarily has voting power for the election of directors (calculated as aforesaid) after giving effect to such transaction(s), (c) in which TCI and/or TSB is a constituent party to any merger or consolidation and as a result thereof (i) the holders of the outstanding equity interests in TCI and/or PSB which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding equity interests in TCI and/or PSB which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock), or (ii) TCI and/or PSB is not the surviving corporation, or (d) whereby all or any material portion of the assets of TCI and/or PSB are sold, assigned or transferred. Following any Restructuring, a “Sale” shall be deemed to include any of the foregoing transactions relating to the outstanding beneficial interests in the Trust.

“Security Agreement” shall mean the Security Agreement dated as of May 23, 2007 by and among EVCI, the other “Debtors” thereunder, and the Lender acting as agent, as same may be amended, modified, supplemented and/or restated from time to time.

“Security Documents” shall mean the Guaranty Agreement, the Security Agreement, any collateral assignments, control agreements, financing statements or other such agreements or documents pursuant thereto, and any other agreements or instruments securing or creating or evidencing Liens securing the Obligations, and shall also include the security provisions of the Harris Credit Agreement and any related loan documents unless and until it is determined by a court of competent jurisdiction that the Obligations are not entitled to the benefits of the senior Liens accorded thereunder.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company or other entity of which 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned beneficially or of record by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower.

“TCI” shall mean Technical Career Institutes, Inc., a New York corporation.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and hereafter from time to time.

Section 1.02. Use of Defined Terms. All terms defined in this Agreement shall have their defined meanings when used in the Revolving Credit Note, the Security Documents, the other Loan Documents, and all certificates, reports or other documents made or delivered pursuant to his Agreement, unless otherwise defined therein or unless the specific context shall otherwise require.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.04. Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

II. GENERAL TERMS

Section 2.01. Revolving Credit Loans.

(a) Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrower a secured revolving credit facility, from the Closing Date to the Commitment Expiration Date, in an aggregate principal amount not to exceed, at any time outstanding, the sum of $2,850,000 (the “Revolving Credit Commitment”).

(b) Such revolving credit loans are herein sometimes referred to individually as an “Advance” and collectively as the “Advances.” Subject at all times to all of the terms and conditions of this Agreement, from the Closing Date to the Maturity Date and within the limits of the Revolving Credit Commitment, the Lender shall lend, and the Borrower may borrow, prepay (without penalty, except as otherwise provided in Section 2.02(c) hereof) and reborrow under this Section 2.01. Each request for an Advance (i) shall indicate which Borrower is requesting the subject Advance, (ii) shall be irrevocable, (iii) shall be deemed to constitute an express affirmation that all conditions precedent set forth in Section 4B hereof are satisfied on the date of such request and will be satisfied on the requested Borrowing Date, and (iv) shall be made to the Lender in writing, not later than two (2) Business Days prior to the requested Borrowing Date, by an authorized officer of the subject Borrower or by telephonic communication by such authorized officer to the Lender, which shall be confirmed by written notice to the Lender to be delivered to the Lender by the Business Day next following the subject request. In no event shall the Borrower request, or shall the Lender be required to honor, (A) any request for an Advance in an amount greater than the Availability at such time, (B) any request for an Advance in an amount less than $100,000, or an amount which is not a whole integral multiple of $100,000 (or, if less, the remaining Availability), or (C) more than one request for the borrowing of Advances in any seven (7) calendar day period. The Lender’s records as to the outstanding Advances shall constitute prima facie evidence of such amounts, and TCI and PSB shall be jointly and severally liable for all Obligations.

(c) The Borrower shall pay the Lender interest on all Revolving Credit Advances at the rate(s) per annum as in effect from time to time, and at the times and in the manner, in accordance with the Revolving Credit Note.

(d) In the event and to the extent that, at any time, the outstanding principal amount of Advances (exclusive of interest which has been added to principal) exceeds the Revolving Credit Commitment then in effect, then the Borrower shall immediately, without notice or demand, make a payment to the Lender in respect of the Advances in an amount sufficient to cause the outstanding principal amount of Advances (exclusive of interest which has been added to principal) to be equal to or less than the Revolving Credit Commitment then in effect.

(e) Unless sooner due and payable by reason of an Event of Default hereunder or a Sale having occurred, the Borrower shall pay in full all of the Obligations to the Lender in respect of all Advances on or prior to the Maturity Date.

(f) All Advances shall be evidenced by a secured Revolving Credit Note of the Borrower payable to the Lender or registered assigns.

(g) The Borrower may, at its option, terminate the Revolving Credit Commitment at any time upon ten (10) Business Days’ prior written notice, and paying to the Lender, on the date fixed for termination, an amount equal to the sum of (i) all outstanding principal and accrued interest of the Advances, and (ii) any and all other then-outstanding Obligations. Any such prepayment shall automatically terminate the Revolving Credit Commitment.

Section 2.02. Fees.

(a) The Closing Fee shall be deemed fully earned on the Closing Date, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances. The Closing Fee shall be due and payable by the Borrower (jointly and severally) on the Maturity Date or the earlier termination of the Revolving Credit Commitment.

(b) In the event that the Obligations shall become due and payable by reason of the consummation of a Sale, then the subject Borrower(s) shall pay to the Lender a fee in the amount of (i) 5% of the Net Proceeds if the Agreement Date is on or prior to March 31, 2008, (ii) 9% of the Net Proceeds if the Agreement Date is subsequent to March 31, 2008 but on or prior to June 30, 2008, (iii) 14% of the Net Proceeds if the Agreement Date is subsequent to June 30, 2008 but on or prior to September 30, 2008, (iv) 20% of the Net Proceeds if the Agreement Date is subsequent to September 30, 2008 but on or prior to December 31, 2008, and (v) 20% of the Net Proceeds if the Agreement Date is subsequent to December 31, 2008, plus 1% for each 30-day period (or portion thereof) subsequent to December 31, 2008 (up to a maximum fee of 25%). As used herein, the term “Net Proceeds” means the aggregate amount paid by the purchaser in any Sale of TCI and/or PSB (provided that, if the Sale is for less than all of TCI and/or PSB, then the proceeds shall be deemed to be the full value of all equity interests in TCI and/or PSB, as the case may be, based on the valuation in the subject Sale), minus all reasonable expenses incurred by the Borrower in effecting the Sale and minus the aggregate Indebtedness of TCI and PSB under or pursuant to the Harris Credit Agreement, the aggregate Indebtedness of TCI and PSB to the Lender, and the aggregate Indebtedness under the Convertible Notes; and the term “Agreement Date” means the date on which the definitive sale agreement in respect of the subject Sale is executed and delivered (provided that any proposed Sale which is not consummated due to a failure to obtain any required regulatory approval(s) shall be disregarded in determining the Agreement Date for purposes of calculating the Exit Fee). In the event that the Sale of TSI is made separately from the Sale of PSB, and regardless of whether the Obligations have been repaid prior to the later of such transactions, the foregoing Exit Fee shall be payable in respect of each such Sale. In the event that the Obligations are repaid other than by reason of a Sale of both TSI and PSB (including, without limitation, a Sale of TCI or PSB without a contemporaneous sale of the other, payment by reason of the Maturity Date having occurred, or any refinancing or prepayment which is not in conjunction with a Sale), then the Borrower shall hire an independent financial advisor (i.e., a qualified investment banker which (A) has relevant industry experience, (B) is not an Affiliate of the Lender or the Borrower, and (C) has not provided investment banking services to the Lender, the Borrower or any of their respective Affiliates during the preceding 12 months) to render its opinion on the fair market value of each of TCI and/or PSB (as applicable) that would have been obtained if TCI and/or PSB (as applicable) had been sold to an unaffiliated third party in an arm’s length transaction (i.e., a willing buyer purchasing from a willing seller, with neither party being subject to any compulsion or duress to make a purchase or sale) as of the date of the repayment of the Obligations; and such valuation opinion shall be used to calculate Net Proceeds and in the determination of the Exit Fee. Any such investment banker shall be instructed to render its written opinion to the Lender and the Borrower within thirty (30) days after the date of its engagement, and the Borrower shall, and shall cause TSI and PSB to, provide to such investment banker all documents and information requested by such investment banker in connection with the preparation of its opinion. Following any Restructuring, the Trust shall be jointly and severally liable with each Borrower in respect of the Exit Fee. Any and all Exit Fees pursuant to this Section 2.02(b) shall be due and payable on the due date for the payment of the Obligations (if payment is required by reason of a Sale), and/or (if applicable) within ten (10) Business Days after delivery of the investment banker’s valuation opinion.

(c) Payments received in respect of the Obligations after 12:00 Noon on any day shall be deemed to be received on the next succeeding Business Day, and if any payment is received other than by wire transfer of immediately available funds, such payment shall be subject to three (3) Business Days’ clearance prior to being credited to the Obligations for interest calculation purposes.

Section 2.03. Use of Proceeds. The Borrower shall utilize the proceeds of the Advances solely for working capital and other general corporate purposes of TCI and PSB (provided that not more than $1,000,000 of Advances may be utilized to provide credit support for standby letters of credit and no such credit support shall be posted or renewed at any time when an Event of Default is continuing).

Section 2.04. Further Obligations. With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder, pursuant to the Revolving Credit Note or Security Documents, or otherwise), such Obligations shall bear interest from the due date thereof until the date paid at the rate(s) in effect from time to time pursuant to the Revolving Credit Note.

Section 2.05. Application of Payments. All amounts paid to or received by the Lender in respect of the Advances from whatever source (whether from the Borrower, any Subsidiary, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by the Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event the Lender may disregard the Borrower’s direction), be applied (a) first, to reimburse the Lender for all out-of-pocket costs and expenses incurred by the Lender which are reimbursable to the Lender in accordance with this Agreement, the Revolving Credit Note and/or any of the other Loan Documents, (b) next, to any Closing Fee then due and payable, (c) next, to unpaid accrued interest on the Advances, to the extent then due and payable in cash, (d) next, to the outstanding principal of the Advances (including interest which has been added to principal), and (e) finally, to the payment of any other outstanding Obligations; and after payment in full of the Obligations, any further amounts paid to or received by the Lender in respect of the Obligations shall be paid over to the Borrower or such other Person(s) as may be legally entitled thereto. The Lender shall credit each Borrower, in accordance with the foregoing, for all payments made by such Borrower hereunder.

Section 2.06. Sale. Anything elsewhere contained in this Agreement and/or the Revolving Credit Note to the contrary notwithstanding, the Revolving Credit Commitment shall terminate and all Obligations shall become immediately due and payable, and shall be paid, without requirement of notice or demand, simultaneously with the consummation of any Sale.

Section 2.07. Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender. All payments required by this Agreement and/or the other Loan Documents shall be paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If the Borrower is required by law to make such a deduction or withholding from a payment hereunder, the Borrower shall pay to the Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. The Borrower shall (i) pay the full amount of any deduction or withholding, which it is required to make by-law, to the relevant authority within the payment period set by the relevant law, and (ii) promptly after any such payment, deliver to the Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to the Lender.

(b) If, at any time and from time to time after the Closing Date, (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by the Lender with any request or directive (whether or not having the force of law) from any governmental authority (A) subjects the Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to the Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of the Lender or its members), or (B) imposes on the Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to the Lender of making or continuing any Loan or to reduce any amount receivable hereunder, then, in any such case, the Borrower shall promptly pay to the Lender any additional amounts necessary to compensate the Lender, on an after-tax basis, for such additional cost or reduced amount as determined by the Lender. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.07(b), the Lender shall promptly notify the Borrower of the event by reason of which the Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 2.07(b) submitted by the Lender to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.08. Reversal of Payments. To the extent that any payment or payments made to or received by the Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other person under any state or federal bankruptcy or other such law, then, to the extent thereof, such amounts shall be revived as Obligations and continue in full force and effect hereunder as if such payment or payments had not been received by the Lender.

Section 2.09. Collateral. The Obligations shall be secured by and entitled to the benefits of the Liens created under the Harris Credit Agreement and related loan documents as if the Obligations were expressly stated as being secured thereunder, and shall constitute “Secured Obligations” under and as defined in the Security Agreement, secured on a pari passu basis with all other such Secured Obligations. As part of any Restructuring, the Trust shall join in, become bound by and agree to comply with all obligations of EVCI under the Security Agreement, and shall grant to the Lender a Lien on all assets of the Trust, including (without limitation) all outstanding capital stock and equity securities of TCI and PSB.

III. REPRESENTATIONS AND WARRANTIES

As of the Closing Date and on each Borrowing Date (unless the representation and warranty refers to a specific date), the Borrower hereby makes the following representations and warranties to the Lender, all of which representations and warranties shall survive the Closing Date, the delivery of the Revolving Credit Note and the making of the Loans, shall be continuing in nature so long as any Obligations are outstanding or the Revolving Credit Commitment remains in effect, and are as follows:

Section 3.01. Financial Matters.

(a) All financial statements listed on Schedule 3.01(a) of the Disclosure Schedule which have heretofore been provided to the Lender by or on behalf of TCI and PSB (i) have been prepared in accordance with GAAP on a consistent basis for all periods (subject, in the case of interim statements, to the absence of full footnote disclosures, and to normal non-material audit adjustments), (ii) are complete and correct in all material respects, (iii) fairly present the financial condition of TCI and PSB as at said dates, and the results of its operations for the periods stated, (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of TCI’s and PSB’s financial condition and the results of their respective operations as of the dates of and for the periods covered by such financial statements, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities of TCI and PSB, fixed or contingent, and the results of their operations and transactions in their accounts, as of the dates and for the periods referred to therein.

(b) Except as set forth in Schedule 3.01(b) of the Disclosure Schedule, since the date of the most recent financial statements provided to the Lender by or on behalf of TCI and PSB, there has been no material adverse change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business, management or Business Operations of TCI or PSB.

Section 3.02. Organization; Existence.

(a) Each of TCI and PSB (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign corporation in each jurisdiction in which the failure of such entity to be so qualified would have a Material Adverse Effect, and (iv) has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party. True and complete copies of the Organic Documents of TCI and PSB, together with all amendments thereto, have been furnished to the Lender.

(b) EVCI is the record and beneficial owner of all outstanding capital stock and other equity securities of TCI and Interboro Holding. Interboro Holding is the sole record and beneficial owner of all outstanding capital stock and other equity securities of PSB.

(c) Neither TCI nor PSB has any Subsidiaries.

Section 3.03. Authorization.

(a) The execution, delivery and performance by the Loan Parties of their respective obligations under the Loan Documents have been duly authorized by all requisite corporate and other action and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of any Loan Party, or, except as set forth in Schedule 3.03 of the Disclosure Schedule, any Contract, indenture, agreement or other instrument to which any Loan Party is a party, or by which any Loan Party or any of its assets or properties are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or, except as may be provided in the Loan Documents, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Borrower or any of the Subsidiaries pursuant to, any such Contract, indenture, agreement or other instrument. All Loan Documents to which any Loan Party is a party have been or will be duly and validly executed and delivered by such Loan Party.

(b) Except with respect to any assertion which may hereafter be made as described in Section 7.03 below, no Loan Party is required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents.

Section 3.04. Solvency. After giving effect to the Loans and the other transactions contemplated hereby, the borrowings made and/or to be made by the Borrower under this Agreement do not and will not render either Borrower insolvent or with unreasonably small capital for its business; the fair saleable value of all of the assets and properties of each Borrower does now, and will, upon the funding of the Loans contemplated hereby, exceed the aggregate liabilities and Indebtedness of such Borrower (including contingent liabilities); neither Borrower is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency law, or the liquidation of all or any substantial portion of its assets or property; neither Borrower has any knowledge of any Person contemplating the filing of any such petition against either Borrower; and each Borrower reasonably anticipates that it will be able to pay its debts as they mature.

Section 3.05. No Investment Company. Neither Borrower is an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.06. Margin Securities. Neither Borrower owns or has any present intention of acquiring any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

Section 3.07. Harris Credit Agreement. Except for Existing Events of Default, all representations and warranties made in the Harris Credit Agreement with respect to TCI and PSB are true and correct in all material respects on and as of the date of this Agreement.

Section 3.08. Full Disclosure. No statement of fact made by the Borrower in this Agreement or any other Loan Document, or in any information memorandum, business summary, agreement, certificate, schedule or other written statement furnished by the Borrower or any Subsidiary to the Lender pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect the Borrower or any Subsidiary uniquely, there is no fact presently known to the Borrower or any Subsidiary which has not been disclosed to the Lender, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.09. Reaffirmation. Each and every request by a Borrower for an Advance shall constitute a reaffirmation of the truth and accuracy of the Borrowers’ representations and warranties made in this Agreement and the Security Documents on and as of the date of such request.

IV. CONDITIONS OF MAKING THE LOANS

A. The obligation of the Lender to make the initial Advance hereunder and to consummate the other transactions contemplated hereby are subject to the following conditions precedent:

Section 4.01. Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct on and as of the Closing Date.

Section 4.02. Loan Documents. The Borrower or other applicable Loan Party or Loan Parties shall have duly executed and/or delivered to the Lender all of the following:

(a) The Revolving Credit Note;

(b) The Guaranty Agreement, which shall be duly executed and delivered by each of the Guarantors;

(c) A certificate or certificates of insurance, with loss payable endorsements, evidencing the insurance required by this Agreement and the Security Agreement;

(d) A certificate of good standing (or other comparable certificate) of the appropriate official of the jurisdiction of formation of each Loan Party, certifying that such Loan Party is validly existing and subsisting or in good standing in such jurisdiction; each such certificate to be as of a date reasonably prior to the Closing Date;

(e) A certificate of the Secretary or an Assistant Secretary of each Borrower and each other Loan Party, certifying the votes of the Board of Directors of such Borrower and such other Loan Party, authorizing and directing the execution and delivery of the Loan Documents and all further agreements, instruments, certificates and other documents pursuant hereto and thereto;

(f) A certificate of the Secretary or an Assistant Secretary of each Borrower and each other Loan Party, certifying the names of the officers of such Borrower and such Loan Party who are authorized to execute and deliver the Loan Documents and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto, together with the true signatures of such officers. The Lender may conclusively rely on such certificate until the Lender shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(g) Such other agreements, instruments, documents and certificates (including, without limitation, satisfactory lien and judgment searches respecting the Borrower) as the Lender or its counsel may reasonably request.

Section 4.03. Forbearance Agreement. The Borrower and the Lender or its Affiliate (as the assignee of Harris N.A. under the Harris Loan Agreement) shall have entered into the Forbearance Agreement.

Section 4.04. EVCI Loan Closing. The transactions contemplated by that certain Loan Agreement of even date herewith by and between the Lender and EVCI shall have been consummated in accordance with the terms thereof.

Section 4.05. Regulatory Approvals. TCI shall have received any and all regulatory approvals (other than approvals from Middle States) required in order to permit TCI (a) on a permanent basis, to offer the degree programs heretofore offered by Interboro, and (b) on an interim basis, to utilize certain physical facilities of Interboro to accommodate existing Interboro students who transfer to TCI.

Section 4.06. Fees and Reimbursements. The Borrower shall have paid or reimbursed the Lender for its reasonable out-of-pocket costs, charges and expenses incurred to the Closing Date; and in connection herewith, the Borrower hereby irrevocably authorizes the Lender to charge such amounts as Advances to the Borrower’s revolving credit loan account. Failure of the Lender to effect any such charge shall not excuse the Borrower from its obligation to pay such amounts.

Section 4.07. Further Matters. All legal matters, and the form and substance of all documents, incident to the transactions contemplated hereby shall be satisfactory to counsel for the Lender.

Section 4.08. No Default. No Default or Event of Default shall have occurred and be continuing.

B. The obligation of the Lender to make any Advances subsequent to the Closing Date is subject to (a) the representations and warranties set forth in Article III and in the other Loan Documents being true and correct in all material respects (except that, to the extent that any representation or warranty is already qualified by concepts of materiality and/or Material Adverse Effect, then such representations and warranties shall be true and correct in all respects) on and as of the subject Borrowing Date, (b) the execution and delivery of such further Security Documents as the Lender may have requested pursuant to the Security Documents theretofore executed and delivered, and (c) there being no continuing Default or Event of Default.

V. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

Section 5.01. Harris Credit Agreement. Comply with all of its obligations (including, without limitation, affirmative and negative covenants) under the Harris Credit Agreement.

Section 5.02. Notices. Give prompt written notice to the Lender of (a) any proceedings instituted against the Borrower or any Subsidiary in any federal or state court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and (b) the occurrence of any material casualty to any Collateral, any Material Adverse Effect, or any Default or Event of Default, and the action that the Borrower has taken, is taking, or proposes to take with respect thereto.

Section 5.03. Periodic Reports. Furnish to the Lender:

(a) Within ninety (90) calendar days after the end of each Fiscal Year, consolidated balance sheets, and consolidated and consolidating statements of income, statements of stockholders’ equity, and statements of cash flows of each Borrower and its Subsidiaries, together with footnotes and supporting schedules thereto, audited and certified (as to the consolidated statements) by independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender (with the form of audit certification to be without qualification as a going concern and otherwise reasonably satisfactory to the Lender), showing the financial condition of each Borrower and its Subsidiaries at the close of such Fiscal Year and the results of operations of each Borrower and its Subsidiaries during such Fiscal Year;

(b) Within thirty (30) calendar days after the end of each calendar month, (i) unaudited consolidated and consolidating balance sheets, statements of income and statements of cash flows of each Borrower and its Subsidiaries, together with supporting schedules thereto, prepared by each Borrower and certified by its Chairman, President, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, such balance sheets to be as of the close of such calendar month and such statements of income and statements of cash flows to be for the period from the beginning of the then-current Fiscal Year to the end of such calendar month, together with comparative statements of income and cash flows for the corresponding period in the immediately preceding Fiscal Year, in each case subject to normal audit and year-end adjustments, and (ii) operating cash flow statements for each of TCI and PSB, in form reasonably satisfactory to the Lender and prepared and certified as aforesaid, setting forth each Borrower’s revenues received in cash during such month and its expenses paid in cash during such month;

(c) Concurrently with the delivery of each of the financial statements required by Sections 5.03(a) and 5.03(b) above, a certificate on behalf of each Borrower (signed by its Chairman, President, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer), certifying that he has examined the provisions of this Agreement and that no Default or Event of Default has occurred and/or is continuing;

(d) As and when distributed to the holders of equity interests in the Borrower or EVCI, copies of all proxy materials, reports and other information which the Borrower provides to its stockholders; and as and when distributed to any other lenders for borrowed money to EVCI, any Borrower or any Subsidiaries, copies of all reports, statements and other information provided by the Borrower to such lenders; and

(e) Promptly, from time to time, such other information (including, without limitation, receivables and payables agings, and sales reports) regarding either Borrower’s or any Subsidiary’s operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

Section 5.04. Books and Records; Inspection. Maintain centralized books and records regarding all of the Business Operations at each Borrower’s principal place of business, and permit agents or representatives of the Lender to inspect, at any time during normal business hours, upon reasonable notice, and without undue material disruption of the Business Operations, all of each Borrower’s and its Subsidiaries’ various books and records, to make copies, abstracts and/or reproductions thereof, and to discuss the business and affairs of each Borrower and the Subsidiaries with the management of such Borrower.

Section 5.05. Accounting. Maintain a standard system of accounting in order to permit the preparation of financial statements in accordance with GAAP.

Section 5.06. Reimbursements. Pay or reimburse the Lender or other appropriate Persons on demand for all reasonable costs, expenses and other charges incurred or payable from time to time in connection with the transactions contemplated by this Agreement, any waivers or amendments (whether or not implemented) in respect of any Loan Documents, and any “workout” or enforcement action, including but not limited to any and all search fees, recording fees, costs of inspections and legal and accounting fees.

Section 5.07. Use of Proceeds. Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.03 hereof.

Section 5.08. Closing of Interboro. To the extent within the Borrower’s control, cause Interboro to cease all business operations (other than with respect to the winding up of its business) not later than January 1, 2008 (provided that TCI may utilize Interboro facilities to continue instruction programs to existing Interboro students).

Section 5.09. Approvals. TCI shall use its best efforts to obtain from Middle States, as soon as practicable (but in any event not later than May 31, 2008), all required approvals of Middle States in respect of the matters described in clause (a) of Section 4.05 above.

Section 5.10. Sale of TCI and PSB. If a definitive agreement for the Sale of TCI and PSB is not in effect on April 1, 2008, TCI and PSB shall retain an investment banker, reasonably satisfactory to the Lender, to conduct a process for the sale of TCI and PSB (either separately or in combination) within a time frame reasonably calculated in order that, not later than November 30, 2008, a definitive agreement(s) with a financially capable buyer(s) (who shall be reasonably satisfactory to the Lender) and containing no financing contingency can be expected to be executed and delivered for the Sale(s) of TCI and PSB (provided that the closing of any such transaction may be subject to obtaining applicable regulatory approvals). The Lender shall have the right to waive this covenant.

Section 5.11. Restructuring. Upon request of the Lender at any time, implement a Restructuring pursuant to agreements and instruments in form and substance satisfactory to the Lender, and on such terms and conditions (not inconsistent with the definition of “Restructuring” in Article I above) as the Lender may reasonably require; and cause all necessary Persons to execute and deliver such agreements, instruments, certificates and other documents as may be necessary or appropriate in connection therewith; all subject to obtaining any and all required regulatory approvals.

VI. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 6.01. Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, other than:

(a) Indebtedness to the Lender pursuant to the Loan Documents, and Indebtedness pursuant to the Harris Credit Agreement and related loan documents; and

(b) Indebtedness permitted under the Harris Credit Agreement.

Section 6.02. Liens. Create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Liens as and to the extent permitted under the Harris Credit Agreement.

Section 6.03. Guarantees. Guarantee, endorse or otherwise in any manner become or be responsible for obligations of any other Person, except (a) endorsements of negotiable instruments for collection in the ordinary course of business, (b) pursuant to the Guaranty Agreement, and (c) guarantees otherwise permitted pursuant to the Harris Credit Agreement.

Section 6.04. Investments; Acquisitions. Make any Investment in, or otherwise acquire or hold securities (including, without limitation, capital stock and evidences of Indebtedness) of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person (including any Affiliate), except:

(a) advances to employees of the Borrowers or any Subsidiaries for normal business expenses not to exceed at any time $15,000 in the aggregate;

(b) Investments of excess cash generated in the Business Operations in Cash Equivalents; and

(c) Investments of cash in overnight deposits or other customary cash management Investments with commercial banks or in commercial paper satisfying the criteria for such banks or commercial paper as set forth in the definition of Cash Equivalents.

Section 6.05. Corporate Form; Acquisitions. Form or acquire any Subsidiary.

Section 6.06. Restricted Payments. Directly or indirectly declare or pay any dividends, or make any distribution of cash or property, or both, to any Person in respect of any equity interests in either Borrower, or directly or indirectly redeem, purchase or otherwise acquire for consideration any equity interests in either Borrower or any equity securities of any other Person, or create any sinking fund therefor; provided, that this Section 6.06 shall not be deemed to prohibit (a) the Borrower from paying periodic dividends and distributions to EVCI on a semi-monthly basis to the extent that the aggregate such dividends subsequent to the Closing Date do not exceed the lesser of (i) the projected distribution set forth in the Approved Budget on a cumulative basis for all periods from the Closing Date to the date of the subject distribution, or (ii) the combined positive operating cash flow (after payment or allowance for all accrued interest and all required principal payments on Indebtedness) of TCI and PSB for the period from the Closing Date to the date of the subject distribution, and (b) the payment of dividends or distributions by any Subsidiary to the Borrower.

VII. DEFAULTS

Section 7.01. Events of Default. Each of the following events is herein, and in the Notes, sometimes referred to as an Event of Default:

(a) if any representation or warranty made herein or in any other Loan Document, or in any certificate, financial statement, instrument or other written statement furnished by the Borrower or any Subsidiary in connection with this Agreement or any of the borrowings hereunder, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

(b) any default in the payment of any principal or interest under the Revolving Credit Note or any other Obligations when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) for a period of three (3) Business Days;

(c) any default in the due observance or performance of any covenant, condition or agreement contained in any Section of Article VI above, which, if capable of being cured, is not fully cured within thirty (30) days after the occurrence thereof;

(d) any default in the due observance or performance of any covenant, condition or agreement to be observed or performed under Article V above, or otherwise pursuant to the terms of this Agreement (and not addressed in any other subsection of this Section 7.01), or pursuant to any other Loan Document, and the continuance of such default unremedied for a period of thirty (30) days (five (5) Business Days in the case of Section 5.01(d) hereof) after written notice thereof to the Borrower, or such other cure period (if any) as may be provided in the subject Loan Document (provided that, as respects Section 5.01 above, the applicable cure period shall be the cure period, if any, provided in the Harris Credit Agreement);

(e) (i) any default with respect to any Indebtedness for money borrowed of either Borrower or any of its Subsidiaries (other than under this Agreement) in an amount (individually or in the aggregate) in excess of $100,000, if the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness for money borrowed or to cause such Indebtedness for money borrowed to become due prior to the stated maturity thereof, or (ii) the occurrence of any “Event of Default” under and as defined in the Harris Credit Agreement or under the Loan Agreement desribed in Section 4.04 above (other than, in the case of clauses (i) and (ii), Existing Events of Default, and any default under the Convertible Notes resulting from the consummation of this Agreement);

(f) if either Borrower or any Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(g) if any order, judgment or decree shall be entered, without the application, approval or consent of either Borrower or any of its Subsidiaries, by any court of competent jurisdiction, approving a petition seeking reorganization of such Borrower or such Subsidiary, or appointing a receiver, trustee, custodian or liquidator of such Borrower or such Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(h) if final judgment(s) for the payment of money in an uninsured amount in excess of $100,000 individually or in the aggregate shall be rendered against the Borrower and/or any Subsidiary, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

(i) the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

(j) if any Lien purported to be created by any Security Document shall cease to be a valid perfected first priority Lien (subject only to the priority of the Liens created under or pursuant to the Harris Credit Agreement, and any priority accorded by law to Permitted Liens) on the assets or properties covered thereby, or either Borrower or any Subsidiary shall assert in writing that any Lien purported to be created by any Security Document is not a valid perfected first priority lien (subject only to the priority of the Liens securing obligations under or pursuant to the Harris Credit Agreement, and any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(k) if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto), or if any Loan Party shall disclaim or deny the validity of any Loan Document or such Loan Party’s obligations thereunder;

(l) the occurrence of a Material Adverse Effect;

(m) if any regulatory or accrediting authority having jurisdiction over any Loan Party shall assert or impose any fines or penalties exceeding $25,000 in the aggregate on any Loan Party (other than Interboro) which have not been asserted or imposed in writing prior to the date of this Agreement; or if any such regulatory or accrediting authority shall assert or impose any such fines or penalties against Interboro and shall also assert that any other Loan Party has liability for the payment thereof;

(n) if either TCI or PSB becomes or is declared ineligible to receive TAP or Pell Grant funds for any reason whatsoever; or

(o) the failure to have entered into a definitive Sale agreement(s) complying with the criteria set forth in Section 5.10 above on or before November 30, 2008.

Section 7.02. Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (a) the Revolving Credit Note, and any and all other Obligations, shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7.01(g) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and other charges, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Credit Note or other evidence of such Obligations to the contrary notwithstanding, (b) all outstanding Obligations under the Revolving Credit Note, and all other outstanding Obligations, shall bear interest at the default rate of interest provided in the Revolving Credit Note, (c) the Lender may file suit against the Borrower on the Revolving Credit Note and/or seek specific performance or injunctive relief thereunder (whether or not a remedy exists at law or is adequate), (d) the Lender shall have the right, in accordance with the Security Documents, to exercise any and all remedies in respect of the Guarantors and/or such or all of the Collateral as the Lender may determine in its discretion (without any requirement of marshalling of assets, or other such requirement), (e) the Revolving Credit Commitment shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7/01(g) hereof, the occurrence of which shall automatically effect termination, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic termination), be immediately terminated or reduced, and the Lender shall be under no further obligation to consider making any further Advances, and (f) the Borrower shall cause either (i) the cancellation and return of any and all then outstanding letters of credit provided by or on behalf of the Lender for the benefit of the Borrower or any of its Subsidiaries, or (ii) post cash collateral with the Lender in an amount equal to 100% of the undrawn amount of any and all such outstanding letters of credit.

Section 7.03. Unwinding. In the event that, following any Restructuring, any regulatory or accrediting authority having jurisdiction over EVCI, the Borrower, TSI or PSB shall assert that the Restructuring constitutes a change of control such as would materially impair or restrict the ability of TSI and/or PSB to conduct the Business Operations as currently conducted, then, upon request of the Lender, the Borrower shall, and shall cause EVCI, TSI and PSB to, unwind the Restructuring, including but not limited to (a) transferring all outstanding capital stock and other equity securities of TSI and PSB to EVCI, (b) assigning the Obligations to EVCI, with the assumption thereof by EVCI and the Guaranty thereof by TCI and PSB, and (c) such other actions as may be appropriate to accomplish the rescission of the Restructuring and restore, as closely as possible, all applicable Persons to their respective pre-Restructuring positions (subject to the express requirements of this Section 7.03). The Borrower shall, and shall cause EVCI, TSI and PSB to take any and all such action, and to execute and deliver any and all such agreements, instruments, certificates and other documents, as may be necessary or appropriate to accomplish the intent of this Section 7.3 as promptly as practicable following the Lender’s demand therefor.

VIII. PARTICIPATING LENDERS; ASSIGNMENT.

Section 8.01. Participations. Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer, assign or grant participating interests in the Loans as the Lender shall in its sole discretion determine, to such other Persons (the “Participants”) as the Lender may determine. Upon any such transfer, assignment or granting of participating interests, the Participants shall be deemed to be included within the term “Lender” for all purposes of this Agreement, subject to such agreements and arrangements as the Lender and the Participants may agree upon. Notwithstanding the granting of any such participating interests: (a) the Borrower shall look solely to the Lender for all purposes of this Agreement and the transactions contemplated hereby, (b) the Borrower shall at all times have the right to rely upon any waivers or consents signed by the Lender as being binding upon all of the Participants, and (c) all communications in respect of this Agreement and such transactions shall remain solely between the Borrower and the Lender (exclusive of Participants) hereunder.

Section 8.02. Transfer. Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, pledge, transfer and/or assign all or any portion of its interest in this Agreement, the Revolving Credit Note and the other Loan Documents to any Person (an “Assignee Lender”) as the Lender may determine. Upon any such transfer or assignment, the Assignee Lender shall be deemed to succeed (to the extent of the interest assigned) to the rights and obligations of the Lender for all purposes of this Agreement. In the event of any transfer and assignment of the Lender’s entire interest in this Agreement, the Revolving Credit Note and the Security Documents, the Lender shall be replaced by the Assignee Lender as “Secured Party” under the Collateral Agreement and all other Security Documents.

Section 8.03. Recordation of Assignment. In respect of any negotiation, transfer or assignment of all or any portion of any Lender’s interest in this Agreement, any Note and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a) The Borrower, or any agent appointed by the Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Note(s) hereunder or any commitment to lend hereunder, and the principal amount payable to such Person under such Person’s Note(s) or committed by such Person under such Person’s lending commitment. The Borrower hereby irrevocably appoints the Lender (and/or any subsequent Lender appointed by the Lender then maintaining the Register) as the Borrower’s agent for the purpose of maintaining the Register.

(b) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to the Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c) Subject to receipt of completed tax forms (indicating withholding status, or exemption from withholding, as applicable, of the transferee/assignee) reasonably required by the Person then maintaining the Register, and (if required by such Person) surrender of the negotiated, transferred or assigned Note(s) for reissuance by the Borrower, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in any Note or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 8.03(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and the Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

IX. MISCELLANEOUS

Section 9.01. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Advances and the execution and delivery to the Lender of the Revolving Credit Note, and shall continue in full force and effect for so long as the Revolving Credit Note or any other Obligations are outstanding and unpaid or the Revolving Credit Commitment remains outstanding. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement made by or on behalf of the Borrower shall inure to the benefit of the successors and assigns of the Lender.

Section 9.02. Indemnification. The Borrower (jointly and severally) shall indemnify the Lender and its managers, directors, officers, employees, attorneys and agents against, and shall hold the Lender and such Persons harmless from, any and all losses, claims, damages and liabilities and related expenses, including reasonable counsel fees and expenses, incurred by the Lender or any such Person arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Advances made by the Lender to the Borrower; (b) this Agreement, the ownership and operation of the Borrower’s and the Subsidiaries’ assets, including all real properties and improvements or any Contract, the performance by the Borrower or any other Person of their respective obligations thereunder, and the consummation of the transactions contemplated by this Agreement; and/or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Lender or its directors, officers, employees, attorneys or agents are a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) any unexcused breach by the Lender of any of its obligations under this Agreement, (ii) the willful misconduct or gross negligence of the Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) the breach of any commitment or legal obligation of the Lender to any Person other than the Borrower or its Affiliates, provided that such breach is determined pursuant to a final and nonappealable decision of a court of competent jurisdiction. The foregoing indemnity shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of the Lender, and the content or accuracy of any representation or warranty made by the Borrower or any Subsidiary in any Loan Document. All amounts due under this Section 9.02 shall be payable on written demand therefor.

Section 9.03. Governing Law. This Agreement and the other Loan Documents shall (irrespective of where same are executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 9.04. Waiver and Amendment. Neither any modification or waiver of any provision of this Agreement, the Revolving Credit Note, or any other Loan Document, nor any consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. No notice to or demand on the Borrower in any instance shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.05. Reservation of Remedies. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Revolving Credit Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 9.06. Notices. All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telegraphic or telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telegraphed or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated below.

If to the Lender: ComVest Investment Partners III, L.P. One North Clematis, Suite 300 West Palm Beach, FL 33401 Attention: Chief Financial Officer Telecopier: (212) 829-5986

with a copy to: Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Alan Annex, Esq. Telecopier: (212) 801-6400

If to the Borrower: c/o EVCI Career Colleges Holding Corp. 1 Van Der Donek Street Yonkers, New York 10701 Attention: Dr. John J. McGrath Telecopier: (914) 964-8222

with a copy to: Technical Career Institutes, Inc. 320 West 31st Street New York, New York 10001 Attention: Dr. John J. McGrath Telecopier: (212) 330-0898

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one (1) Business Day after being delivered to the telegraph company or overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by facsimile transmission to a telecopier number designated by such addressee.

Section 9.07. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

Section 9.08. Consent to Jurisdiction; Waiver of Jury Trial. The Borrower hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Agreement, any other Loan Document, any other agreements, instruments, certificates or other documents executed in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, or any of the Borrower’s or any Subsidiary’s obligations hereunder or thereunder. The Borrower hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Lender hereunder or in respect of any other Loan Document, provided that this waiver shall not preclude the Borrower from pursuing any such claims by means of separate proceedings. THE BORROWER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. The Lender may file a copy of this Agreement as evidence of the foregoing consent to jurisdiction and waiver of right to jury trial.

Section 9.09. Certain Waivers. The Borrower and the Lender each hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, or any breach hereof or thereof.

Section 9.10. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

Section 9.11. Captions. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 9.12. Sole and Entire Agreement. This Agreement, the Revolving Credit Note, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

Section 9.13. Confidentiality. The Lender shall not disclose any Confidential Information to any Person without the prior consent of the Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for the Lender, (c) to bank examiners, auditors, accountants or, if required by law, any regulatory authority, (d) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors and counsel) of the Lender, (e) in connection with any litigation which relates to this Agreement to which the Lender is a party, (f) to a subsidiary or Affiliate of the Lender, or (g) to any pledgee, assignee or participant (or prospective pledgee, assignee or participant) which agrees to be bound by this Section 9.13; and further provided, that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower. The obligations of the Lender under this Section 9.13 shall supersede and replace the obligations of the Lender under any confidentiality letter in respect of this financing previously signed and delivered by the Lender to the Borrower.

Section 9.14. Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by fax signatures, each of which shall be fully binding on the signing party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first written above.

COMVEST INVESTMENT PARTNERS III, L.P.
By:	ComVest III Partners LLC, its General Partner

By:	/s/ Larry E. Lenig, Jr.
Name: Larry E. Lenig, Jr.
Title: Authorized Signatory

TECHNICAL CAREER INSTITUTES, INC.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chairman

PENNSYLVANIA SCHOOL OF BUSINESS, INC.

By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chief Executive Officer and President